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                                                                    Exhibit 10.4


                                AMENDMENT TO THE
                   RESTORATION PLAN FOR EMPLOYEES OF SHOWBOAT

      THIS AMENDMENT to THE RESTORATION PLAN FOR EMPLOYEES OF SHOWBOAT (the "Plan") is made as of the 7th day of March, 1997.

      WHEREAS, Showboat, Inc. (the "Employer") adopted the Plan, which was generally effective as of April 1, 1994; and

      WHEREAS, the Employer has reserved the right to amend the Plan pursuant to
Article III, Section 3.01 thereof, and

      WHEREAS, the Employer wishes to amend the Plan to clarify and/or provide certain additional provisions.

      NOW, THEREFORE, the Employer, intending to be legally bound, adopts this Amendment to the Plan as follows:

      1. Section 1.07 is hereby amended by deleting the second sentence thereof and substituting thereof the following: "To calculate Earnings the Committee shall adopt, on an annual basis, a fixed interest rate to be effective as of the first day of each Plan Year. The Committee, or its nominee, shall notify the Participants, and those eligible to participate in the Plan, at least 45 days prior to the beginning of the next Plan Year of the new fixed interest to be used to calculate Earnings for said next Plan Year." For Plan Year 1997, Earnings shall equal Nine and One-Half (9 1/2%) Percent per annum.
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      2. Section 2.06 is hereby amended by the deleting the second sentence thereof and substituting thereof the following: "Earnings shall be the amount established pursuant to Section 1.07 of the Plan".

      3. Section 3.05 is hereby amended by adding the following sentence to the end thereof. "The Committee is hereby authorized to annually adjust the fixed interest rate established pursuant to Section 1.07 by a duly adopted resolution consented to by a majority of the Committee, without a formal Plan amendment".

      4. Section 2.08 is hereby amended by deleting said Section in its entirety and substituting thereof the following: "All vested benefits under this Plan shall be paid as follows: (I) in the event of a Participant's death, total disability or termination of employment, said benefits shall be paid out, at the Participant's option. in up to two (2) substantially equal lump sum installments, with the first lump sum payment to be made as soon as administratively possible following the death, total disability or termination of the Participant, and the second lump sum payment, if any, to be made on or about the next anniversary date of first lump sum payment, or (ii) in the event of a Participant's retirement, said benefits shall be paid out, at the Participant's option, in up to five (5) substantially equal lump sum installments, with the first lump sum payment to be made as
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soon as administratively possible following the retirement of the Participant, and the second through fifth lump sum payment, if any, to be made on or about the next successive anniversary dates of said first lump sum payment. All requests for payments as set for the above shall be made on approved Plan forms".

      5. Any capitalized terms herein not defined shall have the same meanings as set forth in the Plan.

      The foregoing amendments shall be effective as of the 1st day of January, 1997 unless otherwise provided herein. In all other respects, the Plan is hereby reaffirmed.

      IN WITNESS WHEREOF, the undersigned has adopted the foregoing amendment as of the date and year above.

ATTEST:                                   SHOWBOAT, INC.


/s/ Terry De Pompo                        By: /s/ Paul S. Harris
--------------------------                    --------------------------
                                              Executive Vice President
                                              Human Resources